For further information contact:

Ernie Mrozek (CFO) 901.766.1268

Steve Bono (COM) 630.663.2150

Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE

May 8, 2006

SERVICEMASTER REPORTS FIRST QUARTER 2006 RESULTS

•	Revenues increase six percent;
•	Operating Income rises 13 percent and E.P.S. from continuing operations increases from $.04 to $05, excluding impact of restructuring charges associated with Project Accelerate;
•	TruGreen ChemLawn and Terminix post strong improvements in profits;
•	American Home Shield achieves solid growth in customer retention; profit growth impacted by timing differences and investments

DOWNERS GROVE, IL, May 8, 2006 – The ServiceMaster Company (NYSE: SVM) today announced first quarter 2006 revenues from continuing operations of $662 million, a six percent increase compared to the prior year. First quarter earnings per share from continuing operations were $.04, consistent with 2005. Excluding the impact of severance costs and other restructuring charges associated with Project Accelerate, the Company’s previously announced initiative to improve the effectiveness and efficiency of its functional support areas, earnings per share were $.05. The Company has included as an Exhibit to this press release a reconciliation of comparable basis financial information to the reported amounts.

“Our early year earnings were consistent with our expectations. As we move into our major production season, which spans the next two quarters, we are focused on excelling with our residential and commercial customers,” said Jonathan Ward, Chairman and Chief Executive Officer. “Our strategic framework continues to help us focus on our most important strategies and to pursue them with greater intensity. We believe the combination of the right customer experience with the right priorities will enable us to deliver revenue growth, improved pricing and better customer retention.”

Outlook

“We expect revenue growth to be in the mid-single digit range and that earnings per share from continuing operations before restructuring charges will grow in the low double digits for 2006,” said Ward.

Review of Cash Flows and Balance Sheet

Net cash flow used for operating activities in the quarter was $38 million, compared to $146 million used for operating activities in the previous year. The 2005 amount included a $131 million tax payment pertaining to a comprehensive agreement with the IRS. Excluding tax payments resulting from the IRS audits, net cash flows decreased by $18 million, resulting primarily from higher working capital requirements.

Total debt on March 31, 2006 was $872 million, approximately $214 million more than the level reported at December 31, 2005. The increase in debt was the result of the February 28, 2006 acquisition of InStar, with a purchase price of approximately $85 million, combined with the effects of normal seasonal working capital requirements.

Business Review by Segment

TruGreen ChemLawn

TruGreen ChemLawn reported first quarter revenues of $137 million, up 11 percent compared to 2005, aided by an earlier spring than last year in several operating regions and a two percent increase in average application prices. Partially offsetting the revenue growth was a four percent reduction in customer counts that resulted from the timing of new customer sales due to the continued shift from first quarter telemarketing efforts to other methods which are more heavily concentrated in the second quarter. Customer retention rates declined in the quarter, but new sales methods and improved customer care programs are expected to lead to more favorable retention trends and overall customer count comparisons for the year as a whole. Operating results for the quarter improved by approximately $4 million over prior year levels, resulting from the increased revenues, partially offset by higher fuel and health benefit costs.

TruGreen LandCare

TruGreen LandCare reported first quarter revenues of $99 million, down slightly compared to the prior year. Strong revenue growth from enhancement sales and modest growth in contract maintenance revenues were offset by a decline in snow removal revenues. Excluding the snow removal business, which is very profitable but accounts for a small percentage of full year operating activity, revenues increased by seven percent. As a result of the reduced level of snow removal and higher fuel costs, seasonal operating losses increased approximately $1.5 million compared to prior year levels.

Terminix

Terminix reported first quarter revenues of $254 million, up two percent compared to the prior year. A solid increase was achieved in termite renewal revenue, reflecting improved pricing. Renewable unit sales increased despite a weak start to the annual termite swarm season. Revenues from sales of initial termite treatments declined in the quarter as a result of the shift in mix to lower priced liquid services and slightly more competitive industry pricing. The pest control operations experienced modest growth in revenues, primarily reflecting acquisition activity. Operating income for the quarter was $33 million, a nine percent increase. Operating results benefited from increased revenues, lower production and sales labor costs and improving damage claim experience partially offset by higher fuel and health benefit costs.

American Home Shield

American Home Shield (AHS) reported first quarter revenues of $117 million, up five percent compared to the prior year. New contract sales, which are reported as earned revenues over the subsequent twelve month contract period, increased one percent. The home warranty business continued to experience solid growth in contract renewals, resulting from a sharp improvement in customer retention rates. Direct to consumer sales were lower in the quarter due to differences in the timing of certain direct mail campaigns, with stronger growth expected in subsequent quarters. Real estate channel sales experienced a slight decline, as home listings and closings were impacted by a weakening home resale market. Operating income was $9 million compared to $14 million in the prior year, as revenue growth and a slightly lower incident rate of claims were more than offset by timing differences in certain selling costs and incremental investments to increase market penetration and customer retention. Favorable operating income comparisons are expected for the year as a whole.

Other Operations and Headquarters

The Other Operations and Headquarters segment reported first quarter revenues of $56 million. Revenues of $11 million from InStar, (acquired on February 28, 2006) and revenue growth of seven percent from the combined ServiceMaster Clean and Merry Maids franchise operations contributed to the segment’s growth. The overall segment’s operating loss for the quarter was $(12) million compared with $(11) million in 2005. Included in the operating loss in 2006 are severance and other restructuring costs associated with Project Accelerate of approximately $4 million. Excluding the restructuring costs, the operating loss improved by $3 million, primarily reflecting more favorable trending of prior year insurance claims, the first time inclusion of operating profits from InStar, and a modest increase in profits from the combined franchise businesses.

Non-Operating Expense/ (Income)

Non-Operating expenses for the quarter were $6 million compared with $8 million in the prior year. This improvement was primarily a result of a decrease in interest expense due to lower average debt balances and a higher level of investment income experienced on the AHS investment portfolio.

Businesses Held Pending Sale and Discontinued Operations

During the first quarter, the Company recorded a $(25) million after tax provision for expected losses on the disposition of certain ARS/AMS properties held pending sale. Management currently expects future gains on the disposition of other ARS/AMS properties, which will be recognized in subsequent quarters when actually realized. Under generally accepted accounting principles, an estimated impairment loss must be recognized when deemed probable, while potential gains must be deferred until the sales actually close. Revenues from the combined American Residential Services (ARS) and American Mechanical Services (AMS) businesses now held pending sale increased 12 percent in the first quarter. Excluding the aforementioned charge, the after-tax loss of $(1.5) million reflected a modest improvement in operating results at ARS/AMS offset by the resolution of a claim related to a business sold in prior years.

Conference Call Details

The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on May 8, 2006. Interested parties may listen to the call at (888) 793-1751. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21289303).

Company Overview

ServiceMaster currently serves residential and commercial customers through a network of over 5,500 company-owned locations and franchised licenses. The Company’s brands include TruGreen ChemLawn, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, AmeriSpec, ARS Service Express, Rescue Rooter, and American Mechanical Services. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, home inspection, and plumbing, heating and air conditioning.

Business Segments

The Company is comprised of five business segments: The TruGreen ChemLawn segment provides lawn, tree and shrub care services. The TruGreen LandCare segment provides commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations and Headquarters segment includes the Company’s franchised operations, (including ServiceMaster Clean, Merry Maids, Furniture Medic), its Company-owned operations, including InStar, a commercial disaster response and reconstruction business), the Company’s international operations and its headquarter locations.

Forward-Looking Statements

This press release contains statements concerning future results and other matters that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company’s services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company’s service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time, expenses and cash flows associated with integrating, selling, or winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
*(In thousands, except per share data)*

| *Statements of Operations* | *Three Months Ended March 31,* 2006 | 2005 |
|---|---|---|
| Operating Revenue | $ 662,387 | $ 623,760 |
| Operating Costs and Expenses: | | |
| Cost of services rendered and products sold | 434,670 | 413,871 |
| Selling and administrative expenses | 195,820 | 182,363 |
| Amortization expense | 2,085 | 1,152 |
| Restructuring charge (1) | 3,552 | - |
| Total operating costs and expenses | 636,127 | 597,386 |
| Operating Income | 26,260 | 26,374 |
| Non-operating Expense (Income): | | |
| Interest expense | 14,430 | 15,579 |
| Interest and investment income | (10,336) | (9,374) |
| Minority interest and other expense, net | 2,049 | 2,046 |
| Income from Continuing Operations before Income Taxes | 20,117 | 18,123 |
| Provision for income taxes | 7,906 | 7,087 |
| Income from Continuing Operations | 12,211 | 11,036 |
| Loss from businesses held pending sale and discontinued operations, net of income taxes (2) | (26,524) | (464) |
| Net Income (Loss) | $ (14,313) | $ 10,572 |
| Diluted Earnings (Loss) Per Share (3): | | |
| Income from continuing operations | $ 0.04 | $ 0.04 |
| Loss from businesses held pending sale and discontinued operations (2) | (0.09) | - |
| Diluted Earnings (Loss) Per Share | $ (0.05) | $ 0.04 |
| Number of Shares - Basic | 291,549 | 291,117 |
| Number of Shares - Diluted | 296,194 | 297,080 |
| Dividends Paid Per Share | $ 0.11 | $ 0.11 |
| Price Range Per Share: | | |
| High Price | $13.62 | $13.90 |
| Low Price | 11.89 | 12.74 |

THE SERVICEMASTER COMPANY

*(In thousands)*

| *Condensed Balance Sheets* | *As of* March 31, 2006 | December 31, 2005 |
|---|---|---|
| Assets | | |
| Cash and cash equivalents | $ 134,842 | $ 114,508 |
| Marketable securities | 108,086 | 104,807 |
| Receivables, net of allowances | 361,723 | 309,567 |
| Inventories and other current assets | 263,211 | 159,731 |
| Assets in businesses held pending sale and discontinued operations | 90,376 | 135,100 |
| Total Current Assets | 958,238 | 823,713 |
| Intangible assets, primarily trade names and goodwill, net of accumulated amortization | 1,840,009 | 1,778,413 |
| Property and equipment, net of accumulated depreciation | 168,487 | 161,827 |
| Long-term marketable securities | 145,520 | 147,332 |
| Notes receivable and other assets | 39,025 | 40,245 |
| Assets in businesses held pending sale and discontinued operations | 75,860 | 77,340 |
| Total Assets | $ 3,227,139 | $ 3,028,870 |
| Liabilities and Equity | | |
| Current liabilities | $ 874,056 | $ 839,155 |
| Liabilities in businesses held pending sale and discontinued operations | 91,681 | 97,294 |
| Current debt maturities | 19,672 | 19,222 |
| Total Current Liabilities | 985,409 | 955,671 |
| Long-term debt | 852,345 | 638,928 |
| Other long-term obligations | 281,037 | 269,501 |
| Liabilities in businesses held pending sale and discontinued operations | 9,790 | 10,130 |
| Minority interest | 100,000 | 100,000 |
| Shareholders' equity | 998,558 | 1,054,640 |
| Total Liabilities and Shareholders' Equity | $ 3,227,139 | $ 3,028,870 |

| *Statements of Cash Flows* | *Three Months Ended March 31,* 2006 | 2005 |
|---|---|---|
| Cash and Cash Equivalents at January 1 | $ 114,508 | $ 256,626 |
| Cash Flows from Operating Activities: | | |
| Net Income (Loss) | (14,313) | 10,572 |
| Adjustments to reconcile net income (loss) to net cash flows used for operating activities: | | |
| Loss from businesses held pending sale and discontinued operations | 26,524 | 464 |
| Depreciation | 10,650 | 10,932 |
| Amortization | 2,085 | 1,152 |
| Change in working capital, net of acquisitions: | | |
| Change in tax accounts: | | |
| Deferred income taxes | 951 | 4,391 |
| Resolution of income tax audits (4) | (4,971) | (130,568) |
| Other changes in working capital | (63,030) | (45,742) |
| Other, net | 4,127 | 3,238 |
| Net Cash Used for Operating Activities | (37,977) | (145,561) |
| Cash Flows from Investing Activities: | | |
| Property additions | (11,697) | (11,210) |
| Sale of equipment and other assets | 411 | 393 |
| Business acquisitions, net of cash acquired | (90,548) | (5,662) |
| Notes receivable, financial investments and securities | 6,611 | (10,790) |
| Net Cash Used for Investing Activities | (95,223) | (27,269) |
| Cash Flows from Financing Activities: | | |
| Borrowings of debt | 414,421 | 125,620 |
| Payments of debt | (203,476) | (53,338) |
| Purchase of ServiceMaster stock | (37,275) | (15,401) |
| Shareholders' dividends | (32,142) | (31,980) |
| Other | 16,377 | 8,652 |
| Net Cash Provided from Financing Activities | 157,905 | 33,553 |
| Cash Flows from Businesses Held Pending Sale and Discontinued Operations: | | |
| Cash used for operating activities of businesses held pending sale and discontinued operations | (4,983) | (1,739) |
| Cash provided from (used for) investing activities of businesses held pending sale and discontinued operations | 612 | (1,074) |
| Net Cash Used for Businesses Held Pending Sale and Discontinued Operations | (4,371) | (2,813) |
| Cash Increase (Decrease) During the Period | 20,334 | (142,090) |
| Cash and Cash Equivalents at March 31 | $ 134,842 | $ 114,536 |

THE SERVICEMASTER COMPANY
*(in thousands)*

Segment Summaries

| | For the three months ended March 31, 2006 | 2005 | % Change |
|---|---|---|---|
| Operating Revenue: | | | |
| TruGreen ChemLawn | $ 137,264 | $ 123,336 | 11% |
| TruGreen LandCare | 98,921 | 99,646 | -1% |
| Terminix | 253,539 | 247,745 | 2% |
| American Home Shield | 116,930 | 111,010 | 5% |
| Other Operations | 55,733 | 42,023 | 33% |
| Total Operating Revenue | $ 662,387 | $ 623,760 | 6% |
| Operating Income (Loss): | | | |
| TruGreen ChemLawn | $ (2,823) | $ (7,307) | 61% |
| TruGreen LandCare | (1,818) | (301) | N/M |
| Terminix | 33,462 | 30,765 | 9% |
| American Home Shield | 9,133 | 14,273 | -36% |
| Other Operations (a) | (11,694) | (11,056) | -6% |
| Total Operating Income (a) | $ 26,260 | $ 26,374 | 0% |

The combined operations of ServiceMaster Clean and Merry Maids, which are included in the Other Operations segment, comprised approximately 6% of the consolidated revenue for the three months ended March 31, 2006 and 2005. These operations comprised approximately 23% and 24% of the consolidated operating income before headquarter overheads for the three months ended March 31, 2006 and 2005, respectively, a much higher percentage than is expected for subsequent quarters and the year as a whole.

(a) For the three months ended March 31, 2006, the total reported operating income and the operating loss of the Other Operations segment include a restructuring charge of $3.6 million.

| | As of March 31, 2006 | 2005 | % Change |
|---|---|---|---|
| Capital Employed: | | | |
| TruGreen ChemLawn | $ 852,624 | $ 823,129 | 4% |
| TruGreen LandCare | 37,507 | 39,444 | -5% |
| Terminix | 653,884 | 626,962 | 4% |
| American Home Shield | 217,065 | 167,813 | 29% |
| *American Home Shield without cash and marketable securities (b)* | *(69,858)* | *(81,513)* | 14% |
| Other Operations and Businesses Held Pending Sale and Discontinued Operations | 209,495 | 286,949 | -27% |
| Total Capital Employed | $ 1,970,575 | $ 1,944,297 | 1% |

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

(b) The calculation of capital employed for the American Home Shield segment includes approximately $287 million and $249 million of cash and marketable securities at March 31, 2006 and 2005, respectively. The investment income and realized gains/losses on these assets are reported below operating income in non-operating income/expense. In order to facilitate the comparison of return on invested capital for the American Home Shield segment, the Company has also presented capital employed for this segment excluding cash and marketable securities. The negative capital employed balances primarily result from deferred revenue and amounts payable to subcontractors.

Key Performance Indicators

| | Rolling twelve month metrics as of March 31, 2006 | 2005 |
|---|---|---|
| TruGreen ChemLawn - | | |
| Growth in Full Program Contracts | -4% | 6% |
| Customer Retention Rate | 63.0% | 65.5% |
| Terminix - | | |
| Growth in Pest Control Customers | 3% | 6% |
| Pest Control Customer Retention Rate | 76.9% | 77.2% |
| Growth in Termite Customers | 0% | 0% |
| Termite Customer Retention Rate | 87.2% | 87.8% |
| American Home Shield - | | |
| Growth in Warranty Contracts | 4% | 5% |
| Customer Retention Rate | 57.7% | 55.7% |